Exhibit 10.1

NINTH AMENDMENT TO LEASE

This Ninth Amendment to Lease (“Ninth Amendment”) is dated as of this 20th day of May, 2011, by and between UP 26 Landsdowne, LLC, a Delaware limited liability company (the “Landlord”) and ARIAD Corporation, a Delaware corporation (the “Tenant”).

PRELIMINARY STATEMENT

WHEREAS, by Lease dated January 8, 1992 (“Lease”), Tenant’s predecessor-in-interest leased certain space from Landlord’s predecessor-in-interest in the building known as The Jackson Building, having a street address of 26 Landsdowne Street, Cambridge, Massachusetts (“Premises”);

WHEREAS, Tenant assumed the Lease by that certain Assignment and Assumption of Lease dated October 19, 1992, and recorded with the Middlesex County Southern District Registry of Deeds in Book 22527, Page 581, and filed with the Middlesex County Southern Registry District of the Land Court as Document 888025 noted on Certificate of Title No. 157415;

WHEREAS, the Lease was amended by the First Amendment to Lease dated May 12, 1994, the Settlement Agreement and Second Amendment to Lease dated May, 12, 1994, the Third Amendment to Lease dated June 1, 1994, a letter agreement dated December 16, 1996, a letter agreement dated November 5, 1997, a letter agreement dated July 31, 1998, a letter agreement dated November 30, 1998, the Sixth Amendment to Lease dated December 31, 1999, the Seventh Amendment to Lease dated as of March _, 2001, and the Eighth Amendment to Lease dated as of October 30, 2006 (collectively, the “Lease”), for certain premises (the “Premises”) as more particularly described in the Lease; and

WHEREAS, Landlord and Tenant desire to extend the term of the Lease, and have agreed to further amend the Lease as provided herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, each to the other paid, the receipt and sufficiency of which are hereby mutually acknowledged, Landlord and Tenant hereby agree as follows:

1.	Term. The Term of the Lease shall be extended until July 31, 2019.

2.	Extension Option. Effective as of the date hereof, Section 2.6 of the Lease shall be deleted in its entirety and replaced with the following:

“Section 2.6  Extension Option.  Provided that there has been no Event of Default which is uncured and continuing on the part of the Tenant, and the Tenant is, as of the date of exercise and as of the commencement date of the Extension Term, actually occupying at least fifty-one percent (51%) of the Premises for its business purposes, the Tenant shall have the right to extend the Term hereof for two (2) additional periods of five (5) years each (any such period an “Extension Term”) on the following terms and conditions:

(a)      Such right to extend the Term shall be exercised by the giving of notice by Tenant to Landlord at least twelve (12) months prior to the expiration of the Term or the first Extension Term, as applicable (the “Extension Notice Deadline Date”).  Upon the giving of such notice on or before the Extension Notice Deadline Date, this Lease and the Term hereof shall be extended for an additional term, as specified above, without the necessity for the execution of any additional documents except a document memorializing the Annual Fixed Rent for the Extension Term to be determined as set forth below.  Time shall be of the essence with respect to the Tenant’s giving notice to extend the Term on or before the Extension Notice Deadline Date.

(b)      The Extension Term shall be upon all the terms, conditions and provisions of this Lease, except the Annual Fixed Rent payable during the first Extension Term shall be at the then Extension Fair Rental Value of the Premises, to be determined under Section 2.6(d) or Section 2.6(e) below.  For purposes of this Section 2.6, the “Extension Fair Rental Value” of the Premises shall mean the then current fair market annual rent for leases of other space in Cambridge, Massachusetts, based on the then “as is” conditions of the Premises when compared to similar class A laboratory/office properties in the Cambridge market.

(c)      If the Tenant makes a written request to the Landlord for a proposal for the Extension Fair Rental Value for the first Extension Term (“Tenant’s Extension Rental Request”) on or before the day two (2) months prior to the Extension Notice Deadline Date, then the Landlord shall make such a written proposal (“Landlord’s Rental Proposal”) to the Tenant within fifteen (15) days after receipt of Tenant’s Extension Rental Request, but in no event shall the Landlord be required to deliver such a proposal sooner than fourteen (14) months prior to the scheduled commencement of the Extension Term.  Following delivery by the Landlord of Landlord’s Rental Proposal to the Tenant, the parties will endeavor in good faith to reach agreement with respect to the establishment of the Extension Fair Rental Value.

(d)      Unless the parties have already mutually agreed upon such Extension Fair Rental Value, on or before the day that is ten (10) days prior to the Extension Notice Deadline Date, the Landlord and the Tenant shall deliver to each other their final Rental Proposal and each of such Landlord's Rental Proposal and such Tenant's Rental Proposal (the "Final Rental Proposals") shall be binding on the Landlord and the Tenant, respectively, for the purpose of conducting the resolution procedure described in clause (e) below.  Failure by the Landlord or the Tenant to timely deliver a Final Landlord's Rental Proposal or Final Tenant's Rental Proposal, as the case may be, shall result in the other party's proposal being deemed the Extension Fair Rental Value.

(e)      If the Tenant exercises its election to extend the Term under clause (a) above, without the Extension Fair Rental Value of the Premises having been established by mutual agreement of the parties as contemplated under clauses (c) and (d) above, then within thirty (30) days after the Tenant's exercise of its election to extend the Term, Landlord and Tenant shall either (i) mutually agree upon the identity of a real estate professional ("Arbiter") with at least ten (10) years continuous experience in the business of appraising or marketing similar commercial real estate in the Cambridge, Massachusetts area who has agreed to serve as hereinafter provided (the "Deciding Arbiter"), or (ii) each appoint an Arbiter who shall, within thirty (30) days of selection, select a third Arbiter to serve as the Deciding Arbiter.  The Deciding Arbiter shall select either the Final Landlord's Rental Proposal or the Final Tenant's Rental Proposal as the proposal most accurately stating the Extension Fair Rental Value of the Premises.  If the two Arbiters respectively selected by the parties (the "Party Selected Arbiters") cannot agree upon the selection of a Deciding Arbiter, then such two Party Selected Arbiters shall seek the selection of the Deciding Arbiter by the Massachusetts Chapter of the Commercial Brokers Association.  The Deciding Arbiter shall give notice of his or her selection to the Landlord and the Tenant and, within thirty (30) days following the Deciding Arbiter’s appointment, its selection of either Final Landlord's Rental Proposal or Final Tenant's Rental Proposal which selection shall be final and binding upon the Landlord and the Tenant.  Each party shall pay the fees and expenses of its Party Selected Arbiter and one-half of the fees and expenses of the Deciding Arbiter.  In the event that the commencement of the Extension Term occurs prior to a final determination of the Extension Fair Rental Value therefore (the "Extension Rent Determination Date"), then the Tenant shall pay the Annual Fixed Rent in effect at the time.  If the Annual Fixed Rent for the Extension Term is determined to be greater than the Annual Fixed Rent paid with respect to the Premises prior to the Extension Rent Determination Date, then the Tenant shall pay to the Landlord the amount of such underpayment within thirty (30) days of the Expansion Rent Determination Date.  If the Annual Fixed Rent for the Extension Term is determined to be less than the Annual Fixed Rent paid with respect to the Premises prior to the Extension Rent Determination Date, then the Landlord shall refund to the Tenant the amount of such overpayment within thirty (30) days of the Expansion Rent Determination Date.”

3.	Expansion Option. Effective as of the date hereof, Section 2.7 of the Lease shall be deleted in its entirety and replaced with the following:

“Section 2.7  Expansion Option.  So long as Landlord  is an affiliate of the landlord (the “350 Landlord”) for the building located at 350 Massachusetts Avenue, Cambridge, Massachusetts (the “350 Building”), Landlord shall use commercially reasonable efforts to cause the 350 Landlord to offer for lease to Tenant any office space that becomes available in the 350 Building during the term hereof (“350 Expansion Space”), prior to offering such 350 Expansion Space to any other potential tenant; provided, however, Tenant’s rights under this Section 2.7 shall be subject to and subordinate to the right of the 350 Landlord to first offer any 350 Expansion Space to the currently existing tenant in the 350 Building (as of the date hereof, the existing tenants in the Building are Millennium Pharmaceuticals, Inc. and Novartis Vaccines and Diagnostics).  The 350 Expansion Space shall be offered to Tenant based on then current fair market terms and conditions compared to similar class A properties located in the East Cambridge/Kendall Square market.  Failure by the 350 Landlord to offer space in the 350 Building to Tenant pursuant to the terms hereof shall not be a default under this Lease.

Additionally, so long as Landlord is an affiliate of other building owners within University Park, Landlord shall keep Tenant reasonably informed of other potential expansion opportunities within University Park.”

4.	Termination Option. The following shall be added as Section 2.9 of the Lease:

“Section 2.9 – Termination Option.  Provided no Event of Default then exists, Tenant shall have a one (1) time option to terminate this Lease (“Termination Option”), effective on the last day of the fifth (5th) Lease Year (the “Early Termination Date”).  Tenant shall exercise the Termination Option by (i) delivering to Landlord written notice (the “Termination Notice”) of such election to terminate the Lease at least twelve (12) months prior to the Early Termination Date, and (ii) paying to Landlord the Termination Payment (as hereinafter defined) at least twelve (12) months prior to the Early Termination Date.  If Tenant properly delivers the Termination Notice and makes the Termination Payment in a timely manner, then the Lease shall be deemed to have expired by lapse of time on the Early Termination Date.  Tenant shall return the Premises to Landlord on the Early Termination Date in accordance with the terms of the Lease, including, but not limited to, Section 4.3.  Upon Tenant’s delivery of the Termination Notice, any and all rights of Tenant to extend the Term or lease additional space in University Park shall immediately be void and of no further force or effect.  As used herein, "Termination Payment" shall mean the unamortized balance of the Leasing Costs (hereinafter defined) as calculated on a straight-line basis. The term "Leasing Costs" shall mean the sum of (i) the total brokerage commission payable by Landlord in connection with this Amendment ($1,053,790.50), and (ii) any Leasehold Improvement Allowance paid by Landlord pursuant to this Amendment.  The Termination Payment amount shall equal two-sevenths of the Leasing Costs up to a maximum Termination Payment of One Million Seven Hundred Thirty-Four Thousand Eight Hundred Twelve and 00/100 Dollars ($1,734,812.00) if the Landlord has paid to the Tenant the entire Leasehold Improvement Allowance.  If the Termination Option is properly exercised by the Tenant, the Lease shall be terminated effective as of July 31, 2017.”

5.	Annual Fixed Rent. Effective as of the date hereof, the Lease shall be amended to reflect the Annual Fixed Rent as follows:

Annual Fixed Rent:	August 1, 2012 - July 31, 2013: $51.00 per rsf, NNN
August 1, 2013 - July 31, 2014: $52.00 per rsf, NNN
August 1, 2014 - July 31, 2015: $53.00 per rsf, NNN
August 1, 2015 - July 31, 2016: $54.00 per rsf, NNN
August 1, 2016 - July 31, 2017: $55.00 per rsf, NNN
August 1, 2017 - July 31, 2018: $56.00 per rsf, NNN
August 1, 2018 - July 31, 2019: $57.00 per rsf, NNN

6.
Leasehold Improvement Allowance.  Tenant intends to perform certain improvements (the “Improvements”) to the Premises upon execution of this Amendment.  Landlord shall provide an allowance (the “Leasehold Improvement Allowance”) to Tenant in the amount of Fifty and 00/100 Dollars ($50.00) per rentable square foot, for a total amount of Five Million Eighteen Thousand Fifty and 00/100 Dollars ($5,018,050.00), for application to the costs and expenses, more particularly set forth below, incurred by or on behalf of Tenant.  If Tenant incurs costs in excess of the Leasehold Improvement Allowance in connection with the Improvements, then all such excess costs shall be born solely by Tenant.  The application of the Leasehold Improvement Allowance by Landlord shall be limited to payment of the following costs and expenses incurred by or on behalf of Tenant in connection with the Improvements:  the actual documented and verified cost pursuant to Tenant’s design, architectural, engineering and construction contracts or invoices, including without limitation the associated contractor’s overhead and profit and general conditions, incurred in the construction of the Improvements to the Premises, except for the making of improvements, installation of fixtures or incorporation of other items which are moveable rather than permanent improvements in the nature of trade fixtures, examples of which may include furniture, telephone communications and security equipment, and bench-top laboratory equipment items such as microscopes.  The Tenant may only apply to Landlord for reimbursement from the Leasehold Improvement Allowance as follows:  up to fifty percent (50%) of the Leasehold Improvement Allowance shall be payable in calendar year 2012 and the balance of the Leasehold Improvement Allowance shall be payable in calendar year 2013 and/or calendar year 2014.

During the construction of any Improvements with respect to which Tenant desires to have the Leasehold Improvement Allowance applied, and in accordance with the commercially reasonable terms and conditions typically imposed upon a landlord pursuant to a construction loan agreement, such as, without limitation, lien waiver, and other requisition conditions, Tenant shall, on a periodic basis (but in any event no more frequently than once per month), deliver to Landlord a requisition (“Requisition”) for payment showing the costs of the Improvements in question and the amount of the current payment requested from Landlord for disbursement from the Leasehold Improvement Allowance within thirty (30) days after receipt of Tenant’s Requisition.  Following the completion of any such Improvements, Tenant shall deliver to the Landlord, within ninety (90) days of completion, a statement showing the final costs of such Improvements, the amounts paid to date by or on behalf of the Tenant for such Improvements, and any amounts available for release of retainage, together with a copy of the final as built drawings of any Improvements.  In no event shall Landlord charge any markup or oversight fee for any work performed by Tenant; provided, however, Tenant shall reimburse Landlord for any reasonable third party out of pocket expenses incurred by Landlord up to Five Thousand Dollars ($5,000.00) in connection with Landlord’s review of the plans and specifications together with the Improvements; provided, however, Landlord shall first use in house personnel to review the plans and specifications and will only utilize third party resources in the event that additional expertise is necessary in Landlord’s reasonable opinion.

7.
Leasehold Improvements.  Any alterations or additions to the Premises shall be done in accordance with Section 4 of the Lease provided that Tenant may hire its own architect and engineer, subject to approval of the Landlord, which approval shall not be unreasonably withheld.  In accordance with the requirements of Section 4 of the Lease, all work to be performed in the Premises shall be subject to Landlord approval which shall not be unreasonably withheld and shall be performed in accordance with current established construction rules and regulations.

8.
Removal of Improvements.  The Tenant shall not have any restoration obligation with regard to base building and tenant improvements made to the Building or the Premises prior to the date hereof.  Landlord reserves the right to require that Tenant remove specialized improvements made to the Building or the Premises after the date hereof.  At the time Landlord provides notification of Landlord’s approval for any improvements to be made after the date hereof, Landlord shall simultaneously notify Tenant if any of the improvements for which the Tenant is requesting approval are required to be removed and the Premises restored in accordance with the terms of Section 4.3 at the expiration or earlier termination of the Lease.

9.
Security Deposit.  In reference to the terms of Section 12.11 of the Lease, Landlord is currently holding a security deposit in the amount of $699,296.00 in the form of a letter of credit with Citizens Bank.  In connection with this Amendment, Tenant shall be obligated to increase the amount of the security deposit with Landlord by $655,577.50 as follows:  $327,788.75 shall be added to the letter of credit by Tenant on or before Tenant’s first Requisition from the Leasehold Improvement Allowance in Calendar Year 2012; and an additional $327,788.75 shall be added to the letter of credit by Tenant on or before Tenant’s first Requisition from the Leasehold Improvement Allowance after February 1, 2013, upon which the total Security Deposit shall equal $1,354,873.50.

10.
Brokers.  Landlord and Tenant each represent and warrant to the other that it has had no dealings with any broker other than FHO Partners, LLC and Colliers International (the “Brokers”) in connection with this Amendment and shall indemnify and hold harmless the other from claims for any brokerage commission in connection with this Amendment other than Brokers.  Landlord agrees to pay the commissions due to Brokers earned in connection with this Amendment pursuant to the terms of separate agreements between Landlord and each of the Brokers.

11.	All other terms and provisions of the Lease shall remain unchanged and the Lease as heretofore and hereby amended is hereby ratified and confirmed.

12.	This Amendment will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

13.
Each of Landlord and Tenant, for itself, warrants and represents that this Amendment is its duly adopted, approved and authorized act and that the person signing this Amendment has full authority to bind, and to execute this Amendment on behalf of, the party he or she represents.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be duly executed under seal by persons hereunto duly authorized, and multiple copies, each to be considered an original hereof, as of the date first set forth above.

LANDLORD:

UP 26 LANDSDOWNE, LLC,
a Delaware limited liability company

By:	FC HCN University Park, LLC,
a Delaware limited liability company
Its Sole Member

	By:	Forest City University Park, LLC,
a Delaware limited liability company
Its Managing Member

By: /s/ Michael Farley
Name: Michael Farley
Title: Vice President

TENANT:

ARIAD CORPORATION

By: /s/ Edward M. Fitzgerald
Name: Edward M. Fitzgerald
Title: Executive Vice President, CFO